AGREEMENT OF PURCHASE AND SALE

                            THE FALLS SHOPPING CENTER
                                 MIAMI, FLORIDA

                                 By and Between
                        THE FALLS PARTNERS LIMITED L.P.,
                         a Delaware limited partnership,
                                     Seller
                                       and
                            THE TAUBMAN REALTY GROUP
                               LIMITED PARTNERSHIP
                         a Delaware limited partnership,
                                    Purchaser
                             DATED: November 5, 1997

                                                               Form Date 5/06/97

                         AGREEMENT OF PURCHASE AND SALE

                            THE FALLS SHOPPING CENTER
                                 MIAMI, FLORIDA


      THIS AGREEMENT OF PURCHASE AND SALE is made and entered into this 5th day of November, 1997 by and between THE FALLS PARTNERS LIMITED L.P., a Delaware limited partnership ("Seller"), having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, Attention: Howard J. Edelman; facsimile number (312) 541- 6738, and THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), having an address of c/o The Taubman Company, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304, Attention: Cordell A.
Lietz; facsimile number (248) 258-7297.

                                    RECITALS

      Seller is the owner of (i) a parcel of real estate located in Miami, Florida, legally described on Exhibit A attached hereto together with all buildings and improvements situated thereon (excluding any owned by tenants thereof) and all of Seller's right, title and interest in and to all tenements, hereditaments, appurtenances, and rights used in connection therewith, rights, easements and rights-of-way incident thereto and means of access thereto, including strips and gores adjoining or adjacent thereto together with all and singular the rights and appurtenances whatsoever, in anyway belonging, relating or appertaining to such parcel of real estate (collectively, the "Real Property");

      (ii) All of the fixtures, appliances, personalty and equipment situated on or about the Real Property and owned by Seller or the property manager and used in connection with the operation, maintenance or management of the Real Property, including, without limitation, those items identified on Schedule 1 attached hereto (collectively, the "Personal Property");

      (iii) All of the interests of the landlord under all of the leases, license agreements, kiosk agreements and other occupancy agreements and modifications and amendments thereto relating to the Real Property and described on Schedule 2, attached hereto together with any modifications thereof or new leases hereafter entered into, to the extent permitted herein (collectively, the "Leases");

      (iv) All of the site plan approvals and development rights (collectively, the "Development Rights");


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      (v) All contracts and service agreements identified on Schedule 3 attached hereto, together with any modifications thereof or new contracts hereafter entered into, to the extent permitted herein (collectively, the "Service Contracts");

      (vi) All of Seller's right, title and interest in and to all tenant lists, telephone exchange numbers, business licenses relating to The Falls Shopping Center, the name "The Falls Shopping Center" and "The Falls", (specifically excluding, however, the names "Heitman"; "Heitman Properties of Florida Ltd.; "Heitman Capital Management Corporation") the advertising materials, surveys, soil and topographical and traffic studies, plans and specifications relating to the Real Property; consents, authorizations, variances, waivers, licenses, permits, certificates of occupancy and approvals from any Federal, state, courts, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Real Property or the Personal Property; development rights related to the Property, warranties, guarantees and other assurances and all other rights of Seller related to the Real Property (collectively, the "Intangible Property"). Notwithstanding anything in this Agreement to the contrary, Seller makes no representation or warranty that any of the Intangible Property has been registered or otherwise filed with any governmental or quasi-governmental authority.

      The Real Property, Personal Property, the Leases, the Development Rights, the Service Contracts and the Intangible Property are hereafter collectively referred to as the "Property". The Property is commonly known as The Falls Shopping Center contains a total of approximately 823,650 square feet of leasable floor area ("GLA"), including approximately (i) 350,250 square feet of in-line mall stores and kiosks; (ii) three developed out-parcel sites leased to Merrill Lynch, (which includes the lease of a building owned by Seller), Hops Brewery (which owns its own building) and Sun Bank (which owns its own building) (collectively, the "Outlot Tenants"); (iii) two leased anchor parcels consisting of an approximate 225,000 square foot Bloomingdale's store and an approximate 230,000 square foot Macy's store (Bloomingdale's and Macy's are hereinafter collectively referred to as the "Anchor Tenants"); and three unimproved parcels of land located south of the canal.

      Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:


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      Closing Date.  As agreed between Seller and Purchaser but no later than
      November 20, 1997.

      Due Diligence Period. The period commencing on the date hereof and ending on November 6, 1997.

      Escrow Company.  Chicago Title Insurance Company.

      Offering Materials. That certain brochure prepared by Eastdil Realty Company L.L.C., dated August 1997.

      Title Company.  Chicago Title Insurance Company.

      Tenants. As used in this Agreement, the term "Tenants" shall include the in-line mall and kiosk tenants, the Anchor Tenants and the Outlot Tenants under the Leases.

2.    Sale; Purchase Price.

      2.1 Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property (the "Closing").

      2.2 The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be One Hundred-Fifty Eight Million Five Hundred Thousand and no/100 Dollars ($158,500,000.00). The Purchase Price shall be payable in the following manner:

               (a) Earnest Money. Purchaser shall, prior to the expiration of the Due Diligence Period deposit with the Title Company, as escrow agent, the amount of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (hereinafter called the "Earnest Money") which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds or at Purchaser's option, in the form of an irrevocable letter of credit from a bank and in a form both acceptable to Seller in Seller's sole discretion and with an expiration date of not earlier than March 31, 1998 (the "Letter of Credit"). The Earnest Money shall be held and disbursed by the Title Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument with any interest accruing thereon being deemed part of the Earnest Money and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof, unless it is applied to the Purchase Price. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money and any interest thereon shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

               (b) Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Title Company for payment to Seller, in accordance with the terms and conditions of this Agreement on the Closing Date. If the Cash Balance and all other documents required to be delivered by Purchaser to close are received by the Escrow Company on the Closing Date but not prior to noon on the Closing Date, then the Closing shall take place on the following business day and the Cash Balance shall be held by the Escrow Company for the account of Purchaser in an interest bearing account until the next business day at which time the Cash Balance shall be immediately disbursed to Seller, all interest on the Cash Balance shall be immediately disbursed to Purchaser, and the Proration Date shall be deemed to be the immediately preceding day. Notwithstanding the immediately previous sentence, if the Cash Balance is received by the Escrow Company later than noon on the Closing Date, Seller shall have the right to waive this paragraph and receive the Cash Balance on the Closing Date without changing the Proration Date.

3. Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), 3.3, 3.4 or 3.5 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

      3.1 Seller's Deliveries. Seller has delivered or made available to Purchaser complete copies of the following items which are in Seller's possession:

               (a) All available plans and specifications pertaining to the Property, including a survey prepared by Fortin, Leavy, Sikes, Inc., dated February 20, 1997, plotted September 24, 1997 (the "Existing Survey").

               (b) All financial and operating statements for the years 1994, 1995 and 1996, and year to date 1997, and all other related documentary support pertaining to the Property;

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               (c)    The Leases;

               (d) copies of all Lease Proposals (as defined in Section 15(b)) presently outstanding listed on Schedule 4 attached hereto;

               (e) Property tax bills for the current and three (3) most recent prior years and a current statement of assessed value;

               (f) A current preliminary title report together with copies of all documents referred to as exceptions to title except for existing loan documents;

               (g) copies of all the Service Contracts and any proposed service or maintenance contracts currently being negotiated;

               (h) Any inspections or studies, including without limitation, feasibility, marketing, soils, asbestos, environmental and engineering studies;

               (i) All reciprocal easement and/or operating agreement(s) if any (including supplemental agreements if any), or other such related documents as deemed pertinent by Purchaser;

               (j) Tenant files and financial data on all tenants as is available;

               (k) Tenant sales report for 1994, 1995 and 1996, and year to date 1997;

               (l) Tenant expense recapture calculation worksheets and resulting billings for 1994, 1995, 1996 and 1997;

               (m) A schedule of all significant suits, actions, litigation, administrative proceedings or other governmental investigations or inquiries, pending or threatened, affecting businesses or operations of Seller or its affiliates with respect to the Property; and

               (n) Any information regarding any ownership by Seller of any Tenants of the Property.

      Seller shall provide to Purchaser any documents  described in this Section
3.1 and first coming into Seller's possession or produced by Seller after the initial delivery and continue to provide the same during the pendency of this Agreement.

      In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive termination of this Agreement.

      3.2 Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2.

               (a) Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance
(i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than 48 hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to insure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

               (b) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. If during the Due Diligence Period, Purchaser becomes aware of any problem or defect in the Property or any other aspect of the Property which Purchaser determines makes the Property unsuitable to Purchaser, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser does not timely deliver the Earnest Money, this Agreement shall automatically terminate. In the event of such termination, neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations.

               (c) Purchaser shall, at least thirty-one (31) days prior to the Closing Date, notify Seller in writing requesting termination of any or all of the Service Contracts, which are noted on Schedule 2 as being terminable upon thirty (30) days notice, that Purchaser does not elect to assume. If Purchaser does not timely give notice requesting termination of a Service Contract, Purchaser shall be deemed to have accepted the assumption of such Service Contract. Purchaser shall assume all other Service Contracts in the manner provided herein.

               (d) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any intrusive testing (except for limited asbestos sampling to be done as part of Purchaser's Phase I site assessment), including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld.

               (e) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) prior to Closing without Seller's prior written consent, unless Purchaser is obligated by New York Stock Exchanges rules or regulations or by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, this subsection 3.2(e) shall survive termination.

               (f) Purchaser agrees to indemnify, defend and hold Seller and its partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective employees, officers, directors and shareholders (the "Indemnified Parties") harmless from and against any and all claims, losses, damages, costs and expense (including, without limitation, reasonable attorneys' fees and court costs) suffered or incurred by any of the Indemnified Parties as a result of any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities, and in the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. The foregoing indemnity does not include any claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) resulting from the mere discovery of information on or a condition at the Property. Furthermore, Purchaser agrees to maintain and have in effect workers' compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than One Million and

00/100 ($1,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name Heitman Capital Management Corporation ("HCMC") and Heitman Properties of Florida Ltd. as additional insureds. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

               (g) Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller in connection with this Agreement or in connection with the transaction contemplated by this Agreement, (ii) communications between Seller and HCMC (except as may be listed in paragraph 3.1 above), (iii) appraisals, assessments or other valuations of the Property in the possession of Seller or HCMC, and
(iv) management agreements.

               (h) Sections 3.2(e) and 3.2(f) and such other provisions in this Agreement which expressly survive Closing or termination of this Agreement shall survive Closing or any termination of this Agreement (collectively, the "Surviving Obligations").

      3.3 Title and Survey. Seller shall, at Seller's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review a commitment for a standard owner's policy of title insurance along with a copy of each instrument listed as an exception thereon other than Seller's debt instruments (the "Title Commitment") on the Real Property issued by the Title Company. Seller has delivered to Purchaser a copy of the Existing Survey which Purchaser shall reimburse Seller for as provided in Section 4 hereof. During the Due Diligence Period, Seller shall obtain from the Title Company at Seller's sole cost and expense a survey endorsement and, if and to the extent available, contiguity, fairway and PUD endorsements. Purchaser may elect to receive an update to the Existing Survey (the "Updated Survey") by notifying Seller of such election in writing prior to November 6, 1997. If Purchaser so elects, Seller shall, at Purchaser's sole cost and expense, obtain and deliver to Purchaser for Purchaser's review the Updated Survey. Purchaser shall have until the later of November 6, 1997 and the date which is fifteen days after receipt of the Title Commitment and Existing Survey (such date being referred to as the "Title Review Date") for examination of Title Commitment and Existing Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the end of the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment shown on Schedule B, Section II, except for exceptions 1, 2, 3 and 4, and the form and substance of the Existing Survey and all matters shown thereon; all such exceptions and matters shall be included in the term "Permitted Exceptions" as used herein. In the event Purchaser elects to receive the Updated Survey, then Purchaser shall have until the Title Review Date for examination of the Updated Survey and the making of objections to matters shown thereon, such objections to be made in writing and delivered to Seller on or before the expiration of the Title Review Date. If Purchaser shall fail to make any such objections to the Updated Survey on or before such date, Purchaser shall be deemed to have accepted the form and substance of the Updated Survey and all matters shown thereon; all such exceptions and matters shall be included as Permitted Exceptions. If any objections to (i) the Title Commitment or Existing Survey or exceptions to title are made within the Title Review Period, or (ii) the Updated Survey are made before the date specified above, then Seller shall have the right, but not the obligation except as hereafter provided, to cure (by removal, endorsement or otherwise) such objections on or before the Closing Date in a manner reasonably acceptable to Purchaser. If the objections are not cured by Seller no later than five (5) days before the scheduled Closing Date, then Purchaser may as its only option, elect to either: (i) waive such objection and consummate the transaction contemplated by this Agreement; or (ii) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be obligated to remove (or cause the Title Company to affirmatively insure over in a manner reasonably acceptable to Purchaser) (i) any deeds of trust, mortgages, and related loan documents securing any financing obtained by Seller, including, without limitation, the existing loan with Continental Bank, N.A. (the "Existing Loan"), (ii) any mechanic's or materialmen's liens relating to work done by or on behalf of Seller and (iii) any tax or judgment liens against Seller. Seller agrees to use best efforts to satisfy all of the requirements set forth in Schedule B - Section 1 of the Commitment at or prior to the Closing Date.

      3.4 Estoppels. Seller shall deliver to Purchaser, no later than five (5) days prior to the Closing Date, (i) estoppel certificates in substance reasonably satisfactory to Purchaser, in the form of Exhibit C attached hereto or in the form of estoppel required under such tenant's lease, from in-line mall tenants and kiosks leasing at least eighty percent (80%) of the in-line and kiosk space excluding United Artists and except for those tenants noted on the last page of Schedule 2; (ii) estoppel certificates in substance reasonably satisfactory to Purchaser from the Anchor Tenants in the form of estoppel required under such Anchor Tenants' lease or in such form as such Anchor Tenant traditionally executes, including confirmation that all construction work has been completed and all construction allowances paid; (iii) estoppel certificates in substance reasonably satisfactory to Purchaser from the

Outlot Tenants in the form of estoppel required under such Outlot Tenants' lease, and (iv) estoppel certificate in substance reasonably satisfactory to Purchaser from United Artists TGI Fridays and Los Ranchos in a form required under their leases; provided that, with respect to Seller's delivery of the TGI Fridays and Los Ranchos estoppels, notwithstanding anything contained in this Agreement to the contrary, it shall not be a condition precedent to Purchasers obligations under this Agreement unless Purchaser has granted all approvals required in connection with the TGI Fridays and Los Ranchos leases.

      3.5 Purchaser's Partnership Committee Approval. The obligations of Purchaser under this Agreement are contingent upon obtaining the approval of its partnership committee ("Committee Approval"). Not later than November 6, 1997, Purchaser shall deliver to Seller written notice of Purchaser's receipt of such approval or lack thereof. If no such notice is received by Seller by such date, then Purchaser shall be deemed to have not obtained such approval and this Agreement shall automatically terminate, and thereupon all Earnest Money, if any, shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations.

4.    Closing; Conditions; Deliveries.

      4.1 Time, Place and Manner of Closing. The Closing shall be held on the Closing Date in the Miami, Florida offices of the Title Company or at any location mutually acceptable to the parties.

      4.2 Condition to Parties' Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

               (a) The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

               (b) As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered;

               (c) As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

      If the condition set forth in paragraphs (a) or (b) above are not satisfied on the Closing Date, the party who is not in breach or default shall have the right to terminate this Agreement by written notice to the other party in which case this Agreement shall terminate and be of no further force or effect whatsoever except for the Surviving Obligations and except that such non-defaulting party shall have the rights and remedies available to such party as provided herein.

      In addition, the obligations of Purchaser to consummate the transaction contemplated hereunder shall be contingent upon the following.

      (1) There shall have been no "Material Adverse Change" on or prior to the Closing Date. As used herein, "Material Adverse Change" shall mean any changes with respect to The Falls Shopping Center which, individually or in the aggregate, are material and adverse and which first arise after five (5) days before the expiration of the Due Diligence Period, including, without limitation, a change in laws which impose a material additional cost or liability upon the Property or Purchaser, a material change in the environmental condition of the Property or the bankruptcy, closing or announcement of an intent to close of any Anchor Tenant or United Artists.

      (2) The Title Company issuing to Purchaser on the Closing Date the policy of title insurance or marked-up commitment for title insurance in the face amount of the Purchase Price which (i) shows title to the Real Property to be vested in Purchaser, (ii) shows the Permitted Exceptions to be the only exceptions to title and (iii) is otherwise in the form and with such endorsements as to which Purchaser and the Title Company agreed upon prior to the end of the Due Diligence Period.

      If either of the conditions set forth in paragraphs (1) or (2) above are not satisfied on the Closing Date, Purchaser shall have the right to terminate this Agreement by written notice to Seller in which case this Agreement shall terminate, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.

      4.3 Deliveries. At Closing each party shall execute and deliver to the other and/or the Title Company the following documents:

      (a)      Seller shall deliver to Purchaser and/or the Title Company:

                  (i) a special warranty deed (the "Deed") to the Property in recordable form, duly executed by Seller and acknowledged and the same form as set forth in Exhibit E attached hereto, conveying to Purchaser title to the Real Property, subject only to the Permitted Exceptions;

                  (ii) a bill of sale duly executed by Seller and in the same form as set forth in Exhibit F attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

                  (iii) an assignment to Purchaser of the Leases duly executed by Seller and in the same form as set forth in Exhibit G attached hereto;

                  (iv) an assignment to Purchaser of the Service Contracts being assumed hereunder (to the extent assignment is not prohibited by their terms) duly executed by Seller and in the same form as set forth in Exhibit H attached hereto;

                  (v) a general assignment to Purchaser of the licenses and permits affecting the Property, the trade names "The Falls" and "The Falls Shopping Center", the Intangible Property and Seller's right with respect to the merchant's association and/or promotional funds, if any and any existing guarantees and warranties under construction contracts, if any, (all to the extent assignment is not prohibited by their terms) duly executed by Seller and in the same form as set forth in Exhibit I attached hereto;

                  (vi)  a  non-foreign  transferor   certification  pursuant  to
Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in the same form as set forth on Exhibit J attached hereto (the "Affidavit"); and

                  (vii) a certified resolution of Seller signed by all of the general partners of Seller certifying that Seller has the legal power, right and authority to consummate the sale of the Property, and that HCMC is authorized to sign the Closing Documents, and a certified resolution of HCMC and an incumbency certificate authorizing the person and entity who signed this Agreement and who sign the Closing documents to sign the Closing Documents;

                  (viii) All documents and instruments required by the Title Company to satisfy the requirements of the title commitment and issue the policy pursuant thereto to Purchaser.

                  (ix) Evidence of termination of the existing management agreement and release by property manager from HCMC and Heitman Properties of Florida, Ltd.;

                  (x) The originals (or if unavailable, a copy certified by Seller as true and correct) of all of the Leases and Service Contracts (which items may be delivered by Seller by leaving the same at the Property);

                  (xi) To the extent in the possession or control of or reasonably available to Seller, the original (or, if originals are unavailable, copies) of all of the Intangible Property (which items may be delivered by Seller by leaving the same at the Property);

                  (xii) To the extent in the possession or control of or reasonably available to Seller, all plans and specifications, keys, records and all leasing files and correspondence files relating to and located at the Property (which items may be delivered by Seller by leaving the same at the Property);

                  (xiii) Duly transferred security deposits which are held in the form of letters of credit;

                  (xiv) Copies of the most recent aged account receivable trial balance, rent roll and operating statements; and

                  (xv) A release of any claim against the Property by Eastdil Realty Company, L.L.C., broker for Seller.

            (b) Purchaser shall deliver to Seller or the Title Company:

                  (i) the Cash Balance, by wire transfer, as provided in Section
2.2 hereof;

                  (ii) an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii), (iv) and (v); and

                  (iii) a certified resolution of Purchaser's partnership committee certifying that Purchaser has the legal power, right and authority to consummate the purchase of the Property and authorizing signatories to execute the Closing Documents and a certified incumbency certificate authorizing the person and entity who signed this Agreement and who sign the Closing Documents to sign such documents.

            (c) Seller and Purchaser shall jointly deliver to the Title Company:

                  (i)    A closing statement;

                  (ii)  All  transfer   declarations  or  similar  documentation
required by law;

                  (iii) Letters to the tenants of the Property in the form of Exhibit K attached hereto (Seller shall execute separate letters for the Anchor Tenants, Outlot Tenants and United Artists and, at Purchaser's request, for any other tenant; provided that Purchaser prepares and delivers any such notice to Seller for its review and approval (which shall not be unreasonably withheld) not less than five (5) days prior to Closing); and

                  (iv) Notices in substantially the form attached hereto as Exhibit L attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

            (d) The Title Company shall deliver to Purchaser an initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser as owner of the Real Property, and removing all exceptions other than Permitted Exceptions.

      4.4 Permitted Termination. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

5. Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

      5.1  Purchaser  shall be credited with (i) the amount of (A) all rents and
(B) all expense contributions, real estate tax contributions, and other reimbursements from tenants ("Tenant Contributions") received by Seller and attributable to any month commencing after the Closing Date and (ii) all unapplied cash security deposits held by Seller and which were made by tenants under all leases of the Real Property in effect as of the Closing Date, and
(iii) all unfunded tenant allowances and other payments (including leasing commissions for leases listed on Schedule 6) to be made by Seller and the cost of all construction or tenant improvement work to be done by Seller under all of the Leases and those proposed leases listed on
Schedule 6 (whether or not such leases have been  entered into as of the Closing
Date),  except to the extent set forth (x) specifically listed on Schedule 4; or
(y) in the Proposals approved by Purchaser or deemed approved by Purchaser as provided in subsection 15(b) hereof.

      5.2 All rents and Tenant Contributions and other income from the Property for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants of Tenant
Contributions for 1997, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred and paid by Seller and Purchaser during the lease year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Purchaser covenants to bill tenants for amounts due from tenants attributable to periods prior to closing and diligently pursue collections from tenants and, as collected, to timely deliver to Seller reproration amounts due Seller.

      5.3 Percentage rent shall be prorated between Purchaser and Seller by utilizing the percentage rent payable for such lease year based upon the actual days of ownership of the Property during such tenant's lease year. There shall be no adjustment for percentage rent payments for a particular tenant until after the receipt of any percentage rent payments made by such tenant.

      5.4 Any amounts received from tenants after Closing shall be applied on a tenant by tenant basis in the following order: (i) first on account of any amount currently due Purchaser from such tenant(s); (ii) next, on account of any amount due Seller from such tenant(s) for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to sue tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting a tenant's rights of possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such delinquent rents have not been collected by Purchaser and paid to Seller within six (6) months after the Closing Date.

      5.5 Operating expenses, including, without limitation, permits, licenses, membership dues, and any other prepaid expenses, shall be prorated between Purchaser and Seller on an accrual basis based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates, subject to reproration when the actual amounts are known.

      5.6 Real estate taxes shall be prorated between Seller and Purchaser based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s). Seller and Purchaser agree to reprorate said real estate taxes upon Purchaser's receipt of the actual tax bill for the tax year in question, if any. Seller reserves the right to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under this Section, with Purchaser's prior written approval, which will not be unreasonably withheld. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, subject to the rights of tenants.

      5.7 Except for utilities billed directly to Tenants, utilities shall be prorated as of the Proration Date based upon either meter readings on the Proration Date or the prior month's actual invoices. Seller shall be credited with any unapplied utility deposit in effect as of the Closing Date to the extent such deposit is assignable and actually paid to Purchaser.

      5.8 Purchaser shall be responsible for and pay for all costs in connection with (i) Proposals listed on Schedule 4 attached hereto, to the extent such amounts are identified on Schedule 4, and (ii) any Proposal which Purchaser approved, or is deemed to have approved as provided in Section 15(b) herein to the extent such amounts are identified in such Proposals; provided that no commissions shall be paid to HCMC or any of its affiliates.

      5.9 All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

      5.10 Purchaser shall be credited with the contractor's security deposits listed on Schedule 1 to the General Assignment attached as Exhibit I.

In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty days after the end of the current calendar year or, in the case of percentage rent adjustments, from the end of the applicable lease year. Purchaser shall indemnify and hold Seller harmless from and against any and all claims for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

6. Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants as follows:

      6.1 Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

      6.2 Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

      6.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

      6.4 Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

      6.5 Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

      6.6 Leases. Attached hereto as Schedule 2 is a complete and accurate list of the Leases, which shall be updated by Seller prior to Closing, if necessary, by adding thereto leases executed after the date hereof through Closing. There are no leases, subleases, occupancy agreements or tenancies, or any modification or amendment thereto, in effect pertaining to the Property, except for the Leases listed on Schedule 2. No party is entitled to any leasing commissions or leasing fees chargeable to the landlord under any of the Leases except as expressly set forth in the Offering Materials. HCMC is not entitled to any leasing commissions or leasing fees chargeable to the landlord under any of the Leases. Seller owns all of the interest of the landlord under the Leases and has not assigned, pledged, hypothecated or otherwise encumbered or transferred its interest in the Leases, except as provided in the documents evidencing and securing the Existing Loan which will be paid and discharged at or before Closing.

      6.7 Service Contracts. Attached hereto as Schedule 3 is a complete and accurate list of the Service Contracts, which shall be updated by Seller prior to Closing, if necessary. There are no service agreements or contracts relating to the Property which will be in force on the Closing Date, except for the Service Contracts (and other agreements set forth in this Agreement).

      6.8 Notices. Except as disclosed in writing to Purchaser, Seller has not received any written notice that the Property, and all present uses and operations thereof, are in violation of any applicable zoning, environmental, land-use, building, fire, health and safety laws or any of the Permitted Exceptions.

      6.9 Litigation. Except as set forth on Schedule 5 no litigation, condemnation proceedings, or administrative proceedings has been served upon Seller, nor to the best of the Seller's knowledge has been filed, or threatened in writing, affecting the Property. Schedule 5 shall be updated by Seller prior to Closing, if necessary.

      6.10 Environmental Condition. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property except as disclosed in the environmental reports delivered by Seller to Purchaser identified as (i) Report from Allied Environmental dated August 15, 1997; (ii) Inspection Results Report from Dade County Florida Department of Environmental Resources Management dated September 23, 1997; (iii) Draft Report - Environmental Assessment prepared by Camp Dresser & McKee, dated December 16, 1988; (iv) Additional Soil Sample Collection and Analytical Results prepared by Camp Dresser & McKee dated December 29, 1988; (v) Phase I Environmental Assessment Report prepared by Camp Dresser & McKee dated October 1990; (vi) Report of Phase I Environmental Site Assessment and Radon Screening; and (vii) Phase I Environmental Site Assessment/Future Macy's Site prepared by Evans Environmental dated December 5, 1994 (the "Environmental Reports"). There are no agreements between the Seller and any governmental body or agency (Federal, state or local) or any private entity concerning Environmental Laws or relating in any way to the presence, spill, discharge, release, threat of release, storage, treatment, disposal or investigation of any Hazardous Material. Except as disclosed in the Environmental Reports, to Seller's knowledge, there are no underground storage tanks at the Property. Except as disclosed in the Environmental Reports, Seller has not discharged or released any Hazardous Materials at the Property in violation of Environmental Laws or which could result in cleanup, remediation or any corrective action being required under any applicable Environmental Laws. The term "Environmental Laws" includes, without limitation, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. "Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

      6.11 Financial Statements. The annual operating statements and the audited financial statements prepared on an accrual basis as of December 31 of the years 1994 through 1996, inclusive, and year-to-date annual operating statements delivered to Purchaser by Seller were prepared by Seller in good faith in the ordinary course of business. The general ledger includes all payments made by Seller through its effective date.

      6.12 ERISA; Personnel. As of the date hereof, Seller does not employ any person at the Property nor is Seller a party, or obligated to become a party, to any union or other collective bargaining contract pertaining to the operation and maintenance of the Property. There are no employees of Seller or property manager to whom Purchaser shall, at or after Closing, have any obligation in a capacity as a successor employer nor is Seller a party to any employment contracts or agreements respecting the Property.

      6.13 No Sales Contracts. Except for this Agreement, there are no contracts to sell, convey or transfer the Property or any purchase or sale options, rights of first refusals, rights of first offer or similar agreements with respect to the Property (other than Purchaser pursuant to the terms hereof).

      6.14 Development Rights. Seller will not sell, transfer, modify or amend any of the Development Rights and Seller has not received any written notice challenging, contesting or calling into question any of the Development Rights.

      6.15 Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 6. The indemnification set forth in the immediately preceding sentence shall be limited to an aggregate amount not to exceed Two Million Five Hundred Thousand and no/100's Dollars ($2,500,000.00) in the aggregate with respect to any breach of the warranties, representation and covenants set forth in this Agreement, or any other document made in connection with the transfer of the Property, except that such limitation shall not apply to any breach of the warranties, representations or covenants set forth in subsections 6.1 through 6.5 herein or subsections 6.6 or 6.13. The warranties and representations set forth in this
Section 6 shall be deemed remade as of Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall survive Closing, provided that any claim by Purchaser based upon a misrepresentation or breach of any warranty or representation or indemnity obligation under this Section 6 shall be deemed waived unless Purchaser has given Seller notice of such claim prior to the date which is one (1) year after the Closing Date.

As used in this Section 6, the term "to Seller's knowledge" "actual knowledge" or "best of Seller's knowledge" (i) shall mean and apply to the actual knowledge of Howard J. Edelman, Tom Rogers and Gary Kaplan and not to any other parties,
(ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees.

      Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Philip Hofmann, Hans Schaefer and Michael B. Kolbow had knowledge of such breach by Seller at the Closing Date and Purchaser shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby, but Purchaser's sole right shall be to terminate this Agreement in which event, the Earnest Money shall be returned to Purchaser.

7.    Purchase As-Is.   EXCEPT FOR THE REPRESENTATIONS WARRANTIES
AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF
THIS AGREEMENT AND IN ANY OF THE CLOSING DOCUMENTS, PURCHASER

WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY,
INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE
CONSTRUCTION  OR MATERIALS,  IF ANY,  INCORPORATED  INTO THE  PROPERTY;  (G) THE
MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN
SECTION 6 OF THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6

OF THIS AGREEMENT AND IN THE CLOSING DOCUMENTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF
PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. EXCEPT AS MAY OTHERWISE BE PROVIDED HEREIN, SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8. Purchaser's Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows:

      8.1 Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

      8.2 Requisite Action. Except as provided in Section 3.5 hereof, all requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. Except as provided in Section 3.5 hereof, no consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

      8.3 Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

      8.4 Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

      8.5 Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

      8.6 Litigation. No litigation has been served upon Purchaser, nor to the best of Purchaser's knowledge has been filed, or threatened in writing, against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

      8.7 Indemnity. Purchaser shall indemnify and hold Seller harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has given Purchaser written notice of any such claim prior to the date which is one (1) year from the Closing Date.

9. Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a standard owner's title policy and the cost of a survey endorsement and contiguity, fairway and PUD endorsements, if, and to the extent available, thereto, if available; (ii) all of the total amount of all conveyance fees, documentary, stamp and transfer taxes and surtaxes; (iii) one-half of all recording fees (iv) one half of all closing escrow fees, including "New York Style" closing fees; (v) one-half of the costs for the Updated Survey; and (vi) Seller's legal fees and expenses. Purchaser shall pay the following expenses:
(a) reimbursement to Seller for a portion of the costs of the Existing Survey in an amount equal to Eleven Thousand and no/100's Dollars ($11,000.00); (b) one-half of all closing escrow fees, including "New York Style" closing fees;
(c) one half of all recording fees; (d) all costs and expenses associated with Purchaser's financing, if any; (e) one-half of the costs for the Updated Survey; and (f) Purchaser's legal fees and expenses. Seller shall not be responsible for any costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property. The provisions of this Section 9 shall survive Closing, but not any termination of this Agreement.

10. Commissions. Seller shall be solely responsible for the payment of the commission to Eastdil Realty Company, L.L.C. ("Eastdil). Seller and Purchaser each warrant and represent to the other that (other than Eastdil) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other and their respective advisors (including HCMC) harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this
Section 10 shall survive Closing.

11. New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the title policy or marked-up title commitment described in Section 4.3(d) and the payment of the Purchase Price. Seller and Purchaser shall each provide any reasonable undertaking to the Title Company necessary to accommodate the New York Style Closing.

12. Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party. The provisions of this Section 12 shall survive Closing or any termination of this Agreement.

13. Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 pm (New York City, New York Time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

      Notices to Seller copy to:  Altheimer & Gray
                                  10 South Wacker Drive, Suite 4000
                                  Chicago, Illinois 60606-7482
                                  Attention:  Barry Nekritz, Esq.
                                  facsimile no. 312/715-4800

      Notices to Purchaser copy  to:  Miro, Weiner & Kramer
                                      500 No. Woodward Avenue, Suite 100
                                      Bloomfield Hills, Michigan 48303
                                      Attention: Chris Heaphy, Esq.
                                      facsimile no. 248/646-7887

      The provisions of this Section 13 shall survive Closing or any termination of this Agreement.

14.   Fire or Other Casualty; Condemnation.

      14.1 If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of One Hundred
Thousand and no/100's Dollars ($100,000.00) to repair (as determined by an insurance adjuster selected by the insurance carriers), or which may have a material affect on the income generated by the Property and which is not covered by rental loss insurance. Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than One Hundred Thousand and no/100's Dollars ($100,000.00), the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

      14.2 If any material portion of the Property is taken in eminent domain proceedings (or is the subject of a pending or threatened taking or eminent domain proceeding) prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or pending or threatened taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Title Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller. For purposes hereof, a "material portion" of the Property shall mean (i) any access to the Property, (ii) any parking spaces at the Property such that the Property would be rendered in noncompliance with law or the provisions of any of the Leases covering required number of parking spaces, (iii) any gross leasable area of the Property, (iv) if any tenant has the right to terminate its Lease as a result of such action, or (v) any portion of the common area or the portion of the Property which may adversely affect the operations of the Property or the expansion or development thereof.

15. Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

      (a) after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

            (i) Refrain from transferring any of the Property or creating on the Property any easements, liens, mortgages, encumbrances, or other interests which will survive Closing or permitting any changes to the zoning classification of the Land;

            (ii) Refrain from entering into or amending any contracts, or other agreements (including leases, except as provided in Section 15(b) below) regarding the Property (other than service contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

            (iii) Continue to operate, maintain, and repair the Property in a manner consistent with Seller's current practices and not enter into any new commitments with respect to any capital expenditure or construction without Purchaser's prior written consent, which consent shall not be unreasonably delayed, withheld or denied;

            (iv) Fully comply with the terms of the Leases and Permitted Exceptions;

            (v) Refrain from offering the Property for sale or marketing the same; and

            (vi) Deliver to Purchaser not less than five (5) days prior to the expiration of the Due Diligence Period copies of all leases entered into after the date hereof and copies of all Proposals (as defined in Section 15(b) below) with respect to which no lease has been executed and which has not expired or been withdrawn, except as provided otherwise in Section 15(b) below.

            (vii) Not remove any of the Personal Property from the Real Property, except for items that are replaced with an item of equally suitable value, free and clear of any lien or claim;

            (viii) Seller shall immediately notify Purchaser of any pending, or any written threat of, litigation, arbitration or administrative hearing affecting the Property and not covered by insurance promptly following receipt of notice thereof by Seller; and

            (ix) Seller shall continue to maintain or cause to be maintained its books and records in accordance with its past practices.

      (b) after the date hereof, Seller will refrain from (i) amending any Leases of any portion of the Property, (ii) canceling any of such Leases, or
(iii) executing any new leases without the prior written consent of Purchaser (which consent prior to the expiration of the Due Diligence Period shall not be unreasonably withheld and thereafter may be withheld in Purchaser's sole and absolute discretion). As used herein, "Proposal" shall mean a description of the economic and business terms of any proposed lease or amendment along with any financial information on the tenant in Seller's possession (the "Proposal"). Purchaser shall be deemed to have approved: (x) all Proposals listed on Schedule 4 attached hereto; and (y) any Proposals delivered to Purchaser after the date hereof through the date which is five (5) days prior to the expiration of the Due Diligence Period if Purchaser does not object thereto within five (5) business days of receipt. Seller shall have the right to execute the lease documents constituting a Proposal approved or deemed approved by Purchaser.

      The provisions of this Section 15 shall survive Closing or any termination of this Agreement.

16. Assignment. Purchaser shall not assign this Agreement without Seller's prior written consent. Such consent may be withheld for any reason or no reason except in the case of an assignment to an affiliate of Purchaser. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Purchaser shall have the right to assign and transfer its rights under this Agreement to any entity in which Purchaser owns at least a 50% equity or ownership interest provided that Purchaser delivers to Seller: (i) a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee, and (ii) an ERISA certificate, in the form attached hereto as Exhibit D.

17.   Remedies.

      (a) IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A VOLUNTARY ACTION BY SELLER, SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION,
EITHER: (i) THE REMEDY OF SPECIFIC PERFORMANCE, OR (ii) DAMAGES IN AN AMOUNT NOT TO EXCEED THE AMOUNT OF THE EARNEST MONEY FOR ANY AND ALL OF PURCHASER'S CLAIM FOR DAMAGES UNDER THIS AGREEMENT (IN ADDITION TO A REFUND OF THE EARNEST MONEY). IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN ACTION OTHER THAN A VOLUNTARY ACTION BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL PURCHASER BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER, UNLESS PURCHASER IS SEEKING SPECIFIC PERFORMANCE. A VOLUNTARY ACTION HEREUNDER SHALL BE DEEMED TO BE (i) AN AFFIRMATIVE ACTION OF SELLER, OR (ii) AN OMISSION BY SELLER WHERE SELLER HAD A DUTY TO TAKE SUCH ACTION.

      (b) IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO

RECEIVE REIMBURSEMENT FOR ATTORNEYS FEES RESULTING FROM SUCH BREACH AND TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES AND TO THE EXTENT SELLER HAS NOT ALREADY RECEIVED THE EARNEST MONEY, THE EARNEST MONEY SHALL BE IMMEDIATELY PAID TO SELLER BY THE TITLE COMPANY, AND PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT.

      SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ
AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED
DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW
AGREE TO BE BOUND BY ITS TERMS.


SELLER:                                   PURCHASER:

THE FALLS PARTNERS LIMITED                THE TAUBMAN REALTY GROUP
L.P., a Delaware limited partnership      LIMITED PARTNERSHIP
                                          a Delaware limited partnership

By:   Heitman Capital Management          By:   /s/ Cordell A. Lietz
          Corporation, an Illinois              -------------------------
corporation                               Name: Cordell A. Lietz
     its agent and attorney-in-fact       Its:  Authorized Signatory

         By:   /s/ Howard J. Edelman
               ------------------------
         Name: Howard J. Edelman
         Its:  Executive Vice President

18.   Indemnification.

      18.1 Seller's Indemnification of Purchaser. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against all costs, expenses, liabilities, demands, claims, and damages (and any loss of expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon, or incurred by Purchaser as a result thereof) by reason of or resulting from (a) all third-party claims relating to the Property that arise, take place, occur or accrue prior to the Closing Date, including, without limitation, under the Leases; and (b) any of the lawsuits, claims or other matters set forth on
Schedule 5 hereto.  The  indemnification  set forth in Section  6.15 and in this
Section 18.1 shall be limited (except as specifically set forth in Section 6.15) to an aggregate amount not to exceed Two Million Five Hundred Thousand and no/100's Dollars ($2,500,000.00) with respect to Purchaser's right to or collection of any funds from Seller under this Agreement or in any other documents made in connection with the transfer of the Property and shall be deemed waived unless Purchaser has given Seller written notice of such claim prior to the date which is one (1) year after the Closing Date. For the period of this indemnity Seller agrees to place in escrow the Two Million Five Hundred Thousand Dollars and no/100s ($2,500,000.00). The agreement governing the rights of the parties under such escrow shall be in a form reasonably acceptable to Purchaser and Seller. The provisions of this Section 18.1 shall survive Closing or any termination of this Agreement.

      18.2 Purchaser's Indemnification of Seller. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against all costs, expenses, liabilities, demands, claims, and damages (and any loss of expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon, or incurred by Seller as a result thereof) by reason of or resulting from all third-party claims relating to the Property that arise, take place, occur or accrue after the Closing Date, including, without limitation, under the Leases. The indemnity set forth in this Section 18.2 shall be limited to an aggregate amount not to exceed Two Million Five Hundred Thousand and no/100's Dollars ($2,500,000.00) and shall be deemed waived unless Seller has given Purchaser written notice of such claim prior to the date which is one (1) year after the Closing Date. The provisions of this Section 18.2 shall survive Closing or any termination of this Agreement.

19. Miscellaneous. The provisions of this Section 19 shall survive Closing or any termination of this Agreement.

      19.1 Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

      19.2 Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the transaction contemplated hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

      19.3 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

      19.4 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

      19.5 Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing until the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use reasonable efforts to prevent disclosure of this transaction. Seller shall have the right to approve of Purchaser's first press release after Closing describing this transaction, which approval shall not be unreasonably withheld or delayed except with respect to information regarding the identity of the constituent partners of Seller which Seller may deny release of in its sole and absolute discretion. Notwithstanding any of the foregoing, Purchaser shall have the right to issue a press release with respect to this transaction if required by (i) rules and regulations of the New York Stock Exchange, (ii) applicable law (including, without limitation, the Securities and Exchange Commission), and (iii) if Purchaser believes such release is reasonable and necessary based upon shareholder relations, analyst requests or other bona fide business reasons except for purposes of clause (iii) with respect to information regarding the identity of the constituent partners of Seller which Purchaser agrees not to disclose.

      19.6 Recordation. Except as is permitted by Section 17 hereof, Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

      19.7 Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnity granted by Purchaser under Paragraph 3.2 with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

      19.8 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

      19.9 Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

      19.10 Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

      19.11 Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

      19.12 Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

      19.13 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing, except as may be required by law. Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

      19.14 No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

      19.15 Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the Surviving Obligations. No action shall be commenced after the Closing on any covenant or obligation except the Surviving Obligations.

20. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith (collectively, including this Agreement, said exhibits and any such document, the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall be limited to an amount not to exceed Two Million Five Hundred Thousand and no/100's Dollars ($2,500,000.00) in the aggregate of all recourse of Purchaser under the Purchase Documents except as specifically provided in Section 6.15; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller (except as set forth in Section 6.15) or HCMC, or against any of their respective shareholders, directors, officers, employees, agents, constituent partners (except as may be provided by law), members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller. The provisions of this Section 20 shall survive Closing or any termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.


SELLER:                                      PURCHASER:

THE FALLS PARTNERS LIMITED L.P., a           THE TAUBMAN REALTY GROUP
Delaware limited partnership                 LIMITED PARTNERSHIP
                                             a Delaware limited partnership

By:   Heitman Capital                        By:   /s/ Cordell A. Lietz
      Management Corporation, an Illinois          ------------------------
      corporation                            Name: Cordell A. Lietz
      its agent and attorney-in-fact         Its:  Authorized Signatory

      By:   /s/ Howard J. Edelman
            -----------------------------
      Name: Howard J. Edelman
      Its:  Executive Vice President



                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibit A    -   Legal Description
Exhibit B    -   Form of Earnest Money Escrow Agreement
Exhibit C    -   Form of Tenant Estoppel Certificate
Exhibit D    -   Form of ERISA Certificate
Exhibit E    -   Form of Special Warranty Deed
Exhibit F    -   Form of Bill of Sale
Exhibit G    -   Form of Assignment and Assumption of Leases
Exhibit H    -   Form of Assignment and Assumption of Contracts
Exhibit I    -   Form of General Assignment
Exhibit J    -   Form of Non-Foreign Affidavit
Exhibit K    -   Form of Tenant Notification Letter
Exhibit L    -   Form of Vendor Notification Letter
Schedule 1   -   List of Personal Property
Schedule 2   -   List of Leases
Schedule 3   -   List of Service Contracts
Schedule 4   -   List of Proposals
Schedule 5   -   List of Litigation
Schedule 6   -   List of Leases Out for Signature, Leases Under Negotiation and
                 Agreed Credits to Tenants

                FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE


      THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE ("Amendment") is entered into on November 6, 1997, by and between THE FALLS PARTNERS LIMITED L.P., a Delaware limited partnership ("Seller"), having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601- 6789, and THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), having an address of c/o The Taubman Company, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304, is based upon the following:
      A. Seller and Purchaser entered into a certain Agreement of Purchase and Sale (the "Purchase Agreement"), dated November 5, 1997, with respect to The Falls Shopping Center in Miami, Florida (the "Property").
      B. Seller and Purchaser desire to amend the Purchase Agreement in the manner set forth herein.
      NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements and subject to the terms and conditions contained herein, the parties hereto hereby agree as follows:
      1. The Due Diligence Period described in Section 1 of the Purchase Agreement is hereby changed to November 11, 1997. Purchaser hereby agrees that it has completed its Due Diligence and accepts the condition of the Property, and hereby waives any right to terminate the Purchase Agreement as a result of the Due Diligence or the condition of the Property, except for (i) the matters described in that certain letter from Purchaser to Seller dated November 6, 1997, and (ii) Purchaser's investigation of the Development Rights (including, without limitation, stormwater drainage). If any of the matters described in the foregoing clauses (i) and (ii) are not resolved to Purchaser's sole satisfaction, Purchaser shall have the right to terminate the Purchase Agreement.

      2. Purchaser acknowledges that it has received the Committee Approval described in Section 3.5 of the Purchase Agreement and waives any right to terminate the Purchase Agreement as a result of the condition set forth in
Section 3.5 of the Purchase Agreement.
      3. Seller hereby acknowledges receipt of Purchaser's title objection letter, dated November 4, 1997. Nothing contained herein, or any subsequent waiver of the Due Diligence Period by Purchaser, shall affect such letter or the rights and obligations of the parties relative thereto unless and until the matters set forth in such letter are resolved in accordance with Section 3.3 of the Purchase Agreement.
      4. Capitalized terms used herein shall have the meaning ascribed to them in the Purchase Agreement.
      5. Except as modified by this Amendment, the Purchase Agreement remains in full force and effect and is hereby ratified and confirmed.
      6. This Amendment may be executed in counterparts, each of which shall constitute an original, although not fully executed, but all of which when taken together shall constitute but one Amendment. Delivery of a executed counterpart of this Amendment by telecopy or facsimile shall be effective as delivery of an original executed counterpart hereof.

      IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first above written.
                                    THE FALLS PARTNERS LIMITED L.P., a
                                    Delaware limited partnership

                                   By: Heitman Capital Management Corporation, an Illinois corporation its agent and attorney-in-fact

                                         By: /s/ Howard J. Edelman
                                             -----------------------------------
                                             Howard J. Edelman
                                         Its:  Executive Vice President

                                                                      "Seller"


                                          THE TAUBMAN REALTY GROUP LIMITED
                                          PARTNERSHIP, a Delaware limited
                                          partnership

                                          By: /s/ Cordell A. Lietz
                                              ----------------------------------
                                              Cordell A. Lietz
                                              Its: Authorized Signatory

                                                                   "Purchaser"

               SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE


      THIS SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE
("Amendment") is entered into on November 13, 1997, but effective as of November 11, 1997, by and between THE FALLS PARTNERS LIMITED L.P., a Delaware limited partnership ("Seller"), having an address of c/o Heitman Capital Management Corporation, 180 North LaSalle Street, Suite 3600, Chicago, Illinois 60601-6789, and THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser"), having an address of c/o The Taubman Company, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304, is based upon the following:
      A. Seller and Purchaser entered into a certain Agreement of Purchase and Sale, dated November 5, 1997, as amended by a certain First Amendment to Agreement of Purchase and Sale, dated November 6, 1997 (collectively, the
"Purchase Agreement"), with respect to The Falls Shopping Center in Miami, Florida (the "Property").
      B. Seller and Purchaser desire to further amend the Purchase Agreement in the manner set forth herein.
      NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements and subject to the terms and conditions contained herein, the parties hereto hereby agree as follows:
      1. Purchaser hereby agrees that it has completed its Due Diligence and accepts the condition of the Property, and hereby waives any right to terminate the Purchase Agreement as a result of the Due Diligence or the condition of the Property. Nothing contained herein shall affect Purchaser's title objection letter, dated November 4, 1997, or the rights and obligations of the parties relative thereto unless and until the matters set forth in such letter are resolved in accordance with Section 3.3 of the Purchase Agreement.

      2. The Purchase Price set forth in Section 2.2 of the Purchase Agreement is hereby changed to One Hundred Fifty-Six Million Dollars ($156,000,000).
      3. Section 2.2(a) of the Purchase Agreement is hereby amended to provide that the Earnest Money will be deposited with the Title Company, as escrow agent, within one (1) business day after Purchaser's receipt of a fully-executed counterpart of this Amendment.
      4. Purchaser and Seller shall determine on November 14, 1997, whether it is likely that the conditions to closing will be satisfied on or before November 18, 1997. If either Purchaser or Seller determine in its good faith discretion that such conditions to close are not likely to be satisfied on or before November 18, 1997, then such party shall have the right to extend the Closing Date until a date not later than December 4, 1997.
      5. Seller and Purchaser acknowledge that certain, relatively minor, changes will be made to the legal description of the Real Property and that the proper legal description will be attached to the Special Warranty Deed delivered by Seller to Purchaser at closing. The legal description set forth on Exhibit A to the Purchase Agreement will be deemed modified to conform to the legal description attached to such Special Warranty Deed.
      6. Seller acknowledges that its interest in the portion of the Property located west of the C-100-C Canal is held by City National Bank of Florida, as trustee for the benefit of Seller. Seller acknowledges that it is the sole beneficiary of such trust. Seller agrees to cause such trust to convey such portion of the Property directly to Purchaser at closing pursuant to customary trustee's deeds.
      7. Seller hereby consents to the assignment by Purchaser of its rights under the Purchase Agreement to The Falls Shopping Center Associates, a Florida general partnership, the sole partners of which are Purchaser and The TRG Trust XIII, provided that such transferee executes the assumption agreement and ERISA Certificate described in Section 16 of the Purchase Agreement.

      8. Capitalized terms used herein shall have the meaning ascribed to them in the Purchase Agreement.
      9. Except as modified by this Amendment, the Purchase Agreement remains in full force and effect and is hereby ratified and confirmed.
      10. This Amendment may be executed in counterparts, each of which shall constitute an original, although not fully executed, but all of which when taken together shall constitute but one Amendment. Delivery of a executed counterpart of this Amendment by telecopy or facsimile shall be effective as delivery of an original executed counterpart hereof.
      IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first above written.

                                    THE FALLS PARTNERS LIMITED L.P., a
                                    Delaware limited partnership

                                   By: Heitman Capital Management Corporation, an Illinois corporation its agent and attorney-in-fact

                                         By: /s/ Howard J. Edelman
                                             -----------------------------------
                                             Howard J. Edelman
                                         Its:  Executive Vice President

                                                                      "Seller"


                                          THE TAUBMAN REALTY GROUP LIMITED
                                          PARTNERSHIP, a Delaware limited
                                          partnership

                                          By: /s/ Cordell A. Lietz
                                              ----------------------------------
                                              Cordell A. Lietz
                                          Its: Authorized Signatory

                                                                   "Purchaser"